UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

Amendment No. 2 to

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2006

____________________

Calibre Energy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50830	88-0343804
(Commission File Number)	(I.R.S. Employer Identification No.)

1667 K St., NW, Ste. 1230
Washington, DC	20006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 223-4401

Hardwood Doors and Milling Specialities, Inc.
(Former Name)

4302 Hollow Road
Layton, Utah 84321
(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets.
Principal Terms of the Merger

On January 27, 2006, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of January 17, 2006 by and among Hardwood Doors and Milling Specialties, Inc., a Nevada corporation (”Hardwood”), Calibre Acquisition Co., a Delaware corporation (“Merger Sub”), and Calibre Energy, Inc., a Delaware corporation (“Calibre Energy Delaware”), ( the “Merger Agreement”), Merger Sub was merged with and into Calibre Energy Delaware, and Calibre Energy Delaware became a wholly-owned subsidiary of Hardwood (the “Merger”). As a result of the Merger, Hardwood, which previously had no material operations, acquired the business of Calibre Energy Delaware. For accounting purposes, this reorganization was treated as a reverse merger, with Calibre Energy, Inc. being the accounting acquirer and the go-forward financial statements reflect Calibre’s history from its inception on August 17, 2005.

Each outstanding share of common stock of Calibre Energy Delaware was converted into one share of common stock of Hardwood. All outstanding options and warrants to purchase common stock of Calibre Energy Delaware were assumed by Calibre and converted into options and warrants to purchase an equal number of shares of common stock of Hardwood. The Merger resulted in a change of control of Hardwood, with the former security holders of Calibre Energy Delaware owning approximately 93.0% of Hardwood’s outstanding common stock, or approximately 93.7% assuming the exercise of all outstanding options and warrants, following the closing of the Merger.

In the Merger, Hardwood issued 47,000,000 shares of its common stock in exchange for 47,000,000 shares of common stock of Calibre Energy Delaware and reserved for issuance (1) 10,000,000 shares of common stock pursuant to outstanding warrants to purchase common stock of Calibre Energy Delaware that were assumed by Hardwood, and (2) 6,425,000 shares of common stock pursuant to outstanding options to purchase common stock of Calibre Energy Delaware pursuant to the Calibre Energy, Inc. 2005 Stock Incentive Plan that were assumed by Hardwood. In connection with the Merger, Calibre paid Hardwood $100,000 as a deposit pursuant to the Merger Agreement. A condition to the Merger was an agreement by the then principal stockholder of Hardwood to cancel, immediately prior to the Merger, 19,575,000 outstanding shares of common stock of Hardwood that had been issued to the principal shareholder. In consideration of such cancellation, Hardwood paid the principal shareholder $100,000, and Calibre recognized recapitalization expense of $100,000. The then principal shareholder of Hardwood also assumed the net liabilities of Hardwood. As a result of the Merger, Hardwood has 50,525,000 shares of common stock issued and outstanding and an additional 18,425,000 shares of common stock reserved for issuance as described above.

The Merger Agreement was determined through negotiations between the Company and Calibre Energy Delaware. Prior to the Merger, there were no material relationships between the Company and Calibre Energy Delaware, any of their respective affiliates, directors or officers or any associates of such directors or officers.

The Merger Agreement is included herewith as an exhibit and incorporated herein by reference.

In connection with the consummation of the Merger, we changed our name to Calibre Energy, Inc. and we changed the address of the principal executive offices of the Company was changed to 1667 K St., NW, Ste. 1230, Washington, DC, 20006 and the telephone number of the Company’s executive offices was changed to, (202) 223-4401.

In the remainder of this Item 2.01, “we” or “us” and similar terms refers to Hardwood Doors and Milling Specialities, Inc. after the Merger which resulted in Calibre Energy Delaware becoming a wholly owned subsidiary of Hardwood Doors and Milling Specialties, Inc.

OUR BUSINESS

We are an independent natural gas and oil exploration and production company concentrating on growing reserves and production through the exploration, development, exploitation and acquisition of natural gas and oil reserves in North America. We are engaged in the acquisition, exploitation and development of producing and non-producing shale gas and oil (source rock) properties in selected producing basins in North America. Our oil and gas business was commenced in August 2005.

We specialize in acquiring oil and gas interests involved in extracting hydrocarbons from known source rocks (“mining spent-source rocks”) and identifying gas-shale opportunities for exploitation. These plans include deploying known techniques for use in identifying, predicting, and optimizing future production volumes and rates. Initially we are concentrating on: a) shales that are laterally extensive (pervasive); b) basins where the target zones have been previously penetrated; c) shales that have been successfully fraced (contained); d) cuttings utilized to validate source rock potential, porosity, and permeability; and e) projects that will be financially leveraged.

Industry

US Gas Market

Demand for natural gas in the United States has grown significantly in recent years. The Energy Information Administration in its Annual Energy Outlook 2004, estimates that natural gas demand in the United States could be 31.41 Tcf by the year 2025. That is an increase of 40 percent over 2004 demand levels of 22.8 Tcf. That is compared to an expected total energy consumption increase (from all sources) of 40 percent (from 97.7 quadrillion British thermal units to 136.5 by 2020). The Energy Information Administration predicts a 1.6 percent annual increase in demand over the next 21 years. While forecasts made by different Federal agencies may differ in their exact expectations for the increased demand for natural gas, one thing is common across studies: demand for natural gas is expected to continue to increase steadily for the foreseeable future.

In 2006, total domestic energy demand is projected by Energy Information Administration to increase at an annual rate of about 1.4 percent, despite continued concerns about tight supplies and projected high prices for oil and natural gas. Recent declines in petroleum product prices (especially gasoline and diesel) due to mild weather and ongoing hurricane recovery efforts have reduced industry’s petroleum price forecasts for the next few months. However, prices for crude oil, petroleum products, and natural gas are projected to remain high through 2006 because of continuing tight international supplies and hurricane-induced supply losses. Henry Hub natural gas prices were estimated by Energy Information Administration to average $9.00 per thousand cubic feet (Mcfe) in 2005 and are estimated to be $9.80 per Mcfe in 2006 and $8.84 in 2007.

History of Gas Shale Development

The first shale gas production in the United States came from the Appalachian Basin, where by 1926 the Devonian shale gas fields were the world’s largest known occurrence of natural gas. Presently, commercial gas shale production in North America is limited to the Barnett Shale in the Ft. Worth Basin, the Caney/Woodford and Fayetteville shales in the Arkoma Basin in Oklahoma and Arkansas, the Devonian shales in the Appalachian Basin, the Antrim shale in the Michigan Basin, the Floyd shale in the Black Warrior Basin, the Lewis shale in the San Juan Basin, the Bakkan shale in the Williston Basin, and the Mississippian/Devonian shales in the Delaware Basin. Numerous other basins with prospective shale gas exist, many of which are currently being explored.

Gas shales are currently one of the most active and prolific drilling plays in the United States as a result of high gas prices, the remarkable success in the Barnett Shale in the Fort Worth Basin, technological advancements in drilling and completions, and predicted near-term shortages of natural gas. Furthermore, gas shales occur behind pipe in many developed basins where conventional production is declining, an underutilized gathering infrastructure exists and markets are accessible.

The Barnett Shale serves as source, seal, and reservoir to a world-class unconventional natural-gas accumulation in the Ft. Worth basin of north-central Texas. The formation is a lithologically complex interval of low permeability that requires artificial stimulation to produce. Shale depths range from 3,500 to 9,000 feet depth, with 200 to 400 feet of gross pay, 85% of which might be productive. Initial production was initially confined to a limited portion of the northern basin where the Barnett Shale is relatively thick (in excess of 300ft), organic rich (present-day total organic carbon in excess of 3.0%), thermally mature (vitrinite reflectance in excess of 1.1%), and enclosed by dense limestone units able to contain induced fractures. However, this area has expanded into Tarrant, Johnson, Hill, Sommerville, Hood, and Bosque Counties. Thermal maturities are key to economic viability with oil-bearing shales in the northwest of the basin grading to dry gas towards the southeast. Presently, the core area of activity with the greatest recoveries per well covers over 2,000 square miles and is expected to yield in excess of 50 trillion cubic feet of gas. To date there are more than 4,600 wells drilled and completed in the Barnett Shale that produce more than 1.2 billion cubic feet of gas per day. Cumulative gas production from Barnett Shale wells through 2004 was about 1.2 trillion cubic feet of gas.

Business Strategy

Our goal is to expand and develop our exploration and production business and our reserves by initially emphasizing the identification and development of shale gas opportunities. We believe the Mississippian Barnett Shale development in the Ft. Worth Basin provides the greatest near term economic value to us as we believe this development has the most promising economics of any shale gas wells in the various producing basins in the United States.

Because of our small size and the experience of our initial management team and project partners, we have the potential to execute quickly when identifying opportunities and capturing a land position. Some exploration and production companies take up to one year to obtain rights to the land and an additional year to evaluate the land for the first well. We believe we can shorten the total time for obtaining rights and evaluation to one year and then commence the exploitation phase in the second year.

Our Projects

Since the commencement of our oil and gas business in August 2005, we have hired an initial senior management team and entered into three agreements for the identification, exploration and development of prospects in the Ft. Worth Basin. Currently our growth depends heavily on the performance of our operating partners, to execute drilling and completion programs in an environment where shortages of equipment and talent are resulting in the escalation of costs. We have no current capability to act as an operator at this time, additional legal, land, drilling, and completion personnel will also be required for us to grow significantly. Our senior management team will have to hire additional expertise in operations and finance to make a successful transition into a full operating company.

We are currently participating in three projects with Kerogen Resources, Inc., a small, privately held, recently formed exploration and production company, located in Houston, Texas. These are as follows:

Reichmann Petroleum Corporation Project

The first project is a joint venture with Kerogen Resources, Crosby Minerals and Reichmann Petroleum Corporation to explore, acquire and develop properties located in the Barnett Shale in the Ft. Worth Basin of North Texas. In October 2005 we acquired, through Kerogen Resources, a 12.5% working interest in 6190 net acres of leasehold interests in Parker, Tarrant, Denton, and Johnson Counties, Texas. We paid Reichmann $3,179,660 for the working interest. Reichmann is the operator of the properties. Kerogen Resources provides the technical guidance for the project and in exchange will receive 12.5% of our 12.5% working interest in each well drilled. Subsequent to the initial acquisition we purchased a 25% working interest in 443 net acres of leasehold interests from Reichmann Petroleum in Johnson County, Texas. This acreage is also subject to an agreement with Kerogen Resources to grant it 12.5% of our net interest exchange for providing certain technical work. Currently, our net acreage position subject to the Reichmann agreement is 773.94 net acres. We expect to be able to add acreage within the area of mutual interest boundaries defined by the agreement.

There are four drilling rigs currently active on the Reichmann project properties. Three of the rigs are operated by Reichmann Petroleum and one rig is operated by XTO Energy, Inc. To date Calibre has participated in 17 wells: three wells are producing, nine have been drilled and completed but are waiting to be fraced, four are being drilled and one is building a location.

South Ft. Worth Basin Project

In October 2005, we entered into a Participation Agreement for the exploration and development of wells in a portion of the South Ft. Worth Basin with Kerogen Resources, Wynn Crosby Energy, Inc. (“Crosby”), and Triangle USA (“Triangle”). The agreement covers a five county area of approximately 1.5 million acres and consists of all lands in these counties outside areas of mutual interest covered by the Reichmann project. Kerogen is expected to generate shale gas prospects in the area subject to the agreement. Calibre is obligated to pay Kerogen Resources $597,600 for its generation of shale gas prospects within the five county area. To date Calibre has paid $500,000 of this amount and the balance is due upon the delivery of Kerogen’s technical report.

The Participation Agreement is for a two year term. Kerogen Resources, as the technical partner in charge of generating the prospect areas, pays 10% of the costs in exchange for a 16% working interest, Calibre and Triangle will pay 30% of costs for a 27% working interest and Crosby, as operator, will pay 30% of costs for a 30% working interest. Crosby has committed to buying three drilling rigs, which are to be dedicated to this project. The agreement would bind all parties to the same area of mutual interest. Each party is permitted to obtain oil and gas leases in the territory, but must offer to assign to the other parties the percentage interest in the leases described above. Prospects are defined by agreement of the parties. The operator of a lease may require the other parties to advance their respective percentages of the costs for leases or drilling of the lease.

Wynn Crosby has engaged 12 independent land brokers identifying leases for it and has leased approximately 1,446 net leasehold acres. We have been offered a 27% interest in the leases pursuant to the Participation Agreement. We anticipate that leases for an additional 5,000 to 7,500 net leasehold acres will be made pursuant to the Participation Agreement in the next six months.

Williston Basin Project

On September 20, 2005 Calibre entered into a Participation Agreement with Kerogen Resources covering all of the Williston Basin. Calibre is obligated to pay Kerogen the sum of $638,600 for generation of shale gas prospects in the Williston Basin. To date Calibre has paid $550,000 to Kerogen Resources and the balance is due upon the delivery of Kerogen’s technical report. To date no acreage has been leased pursuant to this agreement. Kerogen, as the technical partner in charge of generating the prospect areas, will pay 70% of the costs for a 73% working interest in the leasehold interests acquired subject to the agreement, and we pay 30% of the costs for a 27% working interest. Each party will control their own leases with obligations to offer any leases acquired to the rest of the group pro-rata. Prospects are defined based on land and range from 25,000 to 45,000 acres each. The operator on a lease may required participating parties to advance funds for leases or drilling.

Employees

As of January 26, 2006 we employed five people, none of which is subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Properties

Reserves. The producing wells in which we have an interest have just commenced production and the operators have not evaluated or reported reserves or production from these wells.

Productive Wells. We have an interest in three wells which are currently completed and in 14 wells that are waiting to be fraced to be placed on production. The average sales price per unit of gas produced and the average lifting costs cannot be determined at this time because production has just commenced.

	Gross Wells	Net Wells
Reichmann Petroleum Joint Venture	17	1.52

Undeveloped Leasehold. We have the following leasehold interests:

	Gross Leasehold	Net Leasehold
Reichmann Petroleum Joint Venture	802.924	677.053

So. Ft. Worth Basin Joint Venture	2,484.271	1,956.448

Total	3,287.195	2,633.501

Office Lease. Calibre Energy, Inc. also leases 2,360 square feet of office space in Washington, D.C. that serves as its corporate offices. The lease is at market rates and expires in October 2008.

RISK FACTORS

The following factors affect our business and the industry in which we operate. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known or that we currently consider immaterial may also have an adverse effect. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected.

Risks Related to Our Business

We have a limited operating history and limited revenues.

Our oil and gas operations commenced in August of 2005 and, accordingly, are subject to substantial risks inherent in the commencement of a new business enterprise. Consequently we have limited assets and operations. To date we have raised approximately $8 million in a private offering and we have acquired interests in 16 properties. To date, we have generated limited revenue from our operations. There can be no assurance that we will be able to successfully identify, develop and operate oil and gas leases, generate revenues, or operate profitably. Additionally, we have no business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in us. Any investment in us should be considered a high risk investment because the investor will be placing funds at risk in a company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not purchase our stock in us unless they can afford to lose their entire investment.

We have limited sources of liquidity.

We require substantial capital to pursue our operating strategy. As we have no internal sources of liquidity, we will continue to rely on external sources for liquidity, and for the foreseeable future, our principal source of working capital is expected to be proceeds from private and/or public offerings of our securities.

Our current monthly operating overhead is approximately $88,000 and such amount will increase as we expand our operations. We will be relying on funds from future offerings to both pay our overhead and to purchase interests in oil and gas prospects and to pay any exploration and development costs, but such funding may not be available or may not be sufficient to enable us to realize positive cash flow from operations.

We will need additional capital to execute our business plan, and our ability to obtain the necessary funding is uncertain.

We expect that we will require additional capital, after this offering, to implement our business plan successfully. The timing and degree of any future capital requirements will depend on many factors, including:

•	the accuracy of the assumptions underlying our estimates for our capital needs in 2006;

•	the number of prospects we identify;

•	the terms on which we can obtain rights to those prospects;

•	the cost of developing the prospects; and

•	our success rate in developing economically successful prospects.

We do not have any committed sources of capital. Additional financing through strategic collaborations, public or private equity financings, lease transactions or other financing sources may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to our stockholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business.

There is a high demand for leases and drilling rigs in the areas of our operation and we may not be able to obtain leases or access to rigs at rates that permit us to be profitable or at all.

Increases in oil and natural gas prices have resulted in a significant increase in demand for both oil and gas leases and drilling rigs. As a result, the cost of both leases and rigs has increased substantially. In particular the demand for rigs has made it difficult in some instances to obtain such services without significant advance schedulings. If we cannot obtain leases to oil and gas properties and rigs when needed and at reasonable rates, or at all, we may not be able to complete exploration and production in a timely manner. As a result, our costs could be substantially higher, we may lose our rights to some leases and our business and financial results may be adversely affected.

We will face intense competition in our industry, and we may not have the capacity to compete with larger oil and gas companies also investing in oil and gas prospects.

Identifying, competing and realizing attractive investments in the energy sector is highly competitive and involves a high degree of uncertainty. There are many companies with more resources in the oil and gas industry, competing to acquire the most desirable oil and gas prospects. There is no guarantee that we will be successful in acquiring high quality oil and gas prospects.

The selection of prospects, ownership and operation of oil and gas wells, and the ownership of non-operating oil and gas properties are highly speculative investments.

It is impossible to predict whether any prospects will produce oil or natural gas, or whether drilling or development on a prospect will take place at all. Operations on the interests we acquire may be unprofitable, not only because a well may be non-productive “dry hole”, but also because the producing life and productivity of wells are unpredictable. Wells may not produce oil and/or gas in sufficient quantities or quality to recoup the investment, let alone return a profit. Further, weather-related and other delays may affect the ability to drill for hydrocarbons, produce hydrocarbons, or to transport hydrocarbons. Development and transportation may be made impracticable or impossible by weather, ground conditions, inability to obtain appropriate easements, ground water, or other conditions or delays.

The experts on which we rely to analyze potential acquisitions may not make accurate conclusions about prospects.

We will rely on our management and personnel, experts, our partners, market participants, and personal experience to analyze potential prospects in which we invest. There can be no assurance that the analysis of these third parties will be accurate.

Third parties may operate some of the prospects in which we invest.

Although, we control the investment process and our decisions, third parties may manage and control the properties. Third parties may act as the operator of some of our prospects, and in most cases, we will acquire less than a 100% ownership position in our oil and gas properties. Accordingly, third parties may manage and control the drilling, completion and production operations on the properties. Additionally, we could be held liable for the joint activities of other working interest owners of our investment properties, including nonpayment of costs and liabilities arising from the other working interest owners’ actions. If other working interest owners do not, or cannot, pay their share of drilling and completion costs for a prospect, that prospect might not be fully developed.

Leasehold interests in which we invest may revert before the interest is profitable.

Many leases and mineral interests contain provisions that allow ownership to revert back to the original owners after a certain period of time and under certain circumstances. Because we may not have control of the majority of the interest in a particular lease block, we will have little or no control over the development or drilling that takes place, and leases may therefore expire before any commercialization of the lease takes place.

Drilling wells is speculative, unpredictable, and may be unprofitable.

We will be required to pay our pro rata share of drilling expenses on a prospect where we own a working interest. Drilling involves high risk, and the probability is high that no oil and gas will be discovered in commercial quantities. In most instances, a dry hole will result in a total loss of any amounts invested in the drilling of the prospect, including the amount invested in the mineral lease.

Production and marketing conditions may cause production delays.

Drilling wells in areas remote from marketing facilities may delay production from those wells until sufficient reserves are established to justify construction of necessary pipelines and production facilities. The ability to complete wells in a timely fashion on a prospect may also result in production delays. In addition, marketing demands (which have historically been seasonal) may reduce or delay production from wells. The wells on the prospects in which we invest may have access to only one potential market. Local conditions, including closing businesses, conservation, shifting population, pipeline maximum operating pressure constraints, local supply levels and delivery problems could halt or reduce sales from the wells in which we invest.

Oil and gas markets have historically been unstable.

Global economic conditions, political conditions and other factors create an unstable market for the price of oil and natural gas. Oil and gas prices may fluctuate significantly in response to supply, demand, political, economic, weather and other factors. Such price fluctuation may affect the value of cash flow from producing properties and the value and marketability of our investments.

We may not be able to be both cost-efficient and geographically diversified.

While we will allocate our equity among a number investments in different properties, prospects, and, possibly, geographic regions, the cost to acquire interests in and develop onshore oil and gas prospects varies greatly in different geographic locations. Consequently, if we make investments in a limited geographic area, that may lower our cost per investment but it would limit the diversity of our portfolio. Conversely, if we make investments in a number of different areas, our diversity would increase but at a greater cost to us.

The profitability of any investment will be subject to significant environmental risks.

We intend to invest in leaseholds, titles, mineral interests, working interests, royalty interests and other energy exploration related assets. Numerous potential hazards accompany the development of these interests, including unexpected or unusual ground formations, pressures, blowouts, and pollution. Any of these hazards could injure or kill people or damage property, including causing surface damages, equipment damage, reservoir damage and reserve loss. If any of these potential hazards occur, the associated damages could exceed our assets and any insurance coverage.

Our activities will be subject to substantial environmental laws and regulations.

We will be subject to federal, state and local environmental laws, regulations and ordinances that may impose liability for the costs of cleaning up, and damages resulting from, past spills, disposals and other releases of hazardous substances. In particular, under applicable environmental laws, we may be responsible for certain costs associated with investigating and remediating environmental conditions and may be subject to associated liability, including lawsuits brought by private litigants, relating to prospects in which it owns working interests. These obligations could arise regardless of whether the environmental conditions were created by us or by a prior owner or tenant.

Risks Related to Our Stock

There is currently a limited market for our securities.

There is currently no market for our common stock, and there can be no assurance that a market will ever develop. None of the shares issued on the merger have been registered under applicable federal and state securities laws, all such shares in the Company are “restricted securities.” Therefore, such securities offered hereby cannot be sold or otherwise disposed of except in transactions that are subsequently registered under applicable federal and state securities laws, or in transactions exempt from such registration. While there are no blanket exemptions for re-sales of unregistered securities of privately held companies, the SEC has promulgated a uniform resale rule (“Rule 144”) that is generally applicable to the holders of restricted securities of companies whose securities are traded on a public market.

However, there is currently no public market for our common stock, and there is no assurance that an active public market will develop for our common stock or that our common stock will trade in the public market subsequent to this merger. If an active public market for our common stock does not develop, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. In general, Rule 144 provides, if certain conditions are met, that a person who has held restricted securities for at least one year may sell in brokerage transactions, during each three-month period thereafter, an amount equal to the greater of the average weekly trading volume of the security during the four calendar weeks immediately proceeding the sale, or 1% of our outstanding common stock, whichever is greater. Certain provisions of Rule 144 permit holders of restricted securities who have held such securities for more than two years to sell all their securities without regard to the volume limitations described above. Investors should not assume that they will be able to sell their shares in brokerage transactions, if at all. Because the securities have not been registered, persons acquiring the securities in connection with this offering will be required to represent in writing that they are purchasing the same for investment only and not with a view to, or for sale in connection with, any subsequent distribution thereof. All certificates which evidence the securities offered hereby will be inscribed with a printed legend which clearly describes the applicable restrictions on transfer or resale by the owner thereof. No federal or state regulatory agency has reviewed the contents of this memorandum.

We presently do not intend to pay cash dividends on our stock.

We currently anticipate that no cash dividends will be paid on any of our stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance future expansion of our business. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase the shares.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to the beneficial ownership of our common stock as of the closing of the acquisition of Calibre Energy by:

•	each person or entity known by us to beneficially own five percent (5%) or more of either class of common stock;
•	each director and named executive officer; and
•	all of our directors and executive officers

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it, him or her as set forth opposite their name. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934:

Name and Address(1)	Common Stock	Ownership (%)(2)
Prentis B. Tomlinson (3)	20,810,000	38.0%
Edward L. Moses (4)	750,000	1.5%
W. Richard Anderson (4)	400,000	*
O. Oliver Pennington (4)	500,000	1.0%
Peter F. Frey (4)	100,000	*
International Capital Advisory, Inc.(5)	3,600,000	7.1%
The Tobin Family Trust (6)	2,650,000	5.2%
All executive officers and directors as a group (4 persons):	22,756,000	39.9%

*    Represents less than 1% of the issued and outstanding shares of common stock.

(1)     Except as otherwise noted, the street address of the named beneficial owner is 1667 K Street, NW, Suite 1230, Washington, DC 20006.

(2)     Based on a total of (i) 50,525,000 shares of common stock issued and outstanding after the closing of the acquisition of Calibre Energy, Inc., a Delaware corporation, on January 27, 2006, plus (ii)shares that may be issued upon exercise of options that are exercisable within 60 days.

(3)     Includes (i) 540,000 shares of stock owned directly, (ii) 16,000,000 shares of stock held by Calibre Energy Partners, LLC. which Mr. Tomlinson controls, (iii) 270,000 shares of common stock to be issued upon the exercise of warrants, and (iv) 4,000,000 shares of common stock that may be issued upon the exercise of options.

(4)     Represents shares of common stock that may be acquired upon exercise of options in the next 60 days.

(5)     The address for the beneficial owner is 202 Melrose Avenue, Toronto, Ontario, Canada.

(6)     Includes 250,000 shares that may be acquired upon exercise of warrants in the next 60 days. The address for the beneficial owner is 40 Bassano Rd., Toronto, Ontario, Canada M2N 2K1.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS
The following table sets forth certain information with respect to our current directors and executive officers (ages as of January 1, 2006).

Name	Age	Position

Prentis B. Tomlinson, Jr.	63	President, Chairman of the Board and Director
Edward L. Moses, Jr.	67	Vice President Operations, Director
O. Oliver Pennington	35	Chief Financial Officer
Peter F. Frey	62	Comptroller
W. Richard Anderson	50	Director

The following biographies describe the business experience of our executive officers and directors. Each of our officers and directors were appointed to their positions on January 27, 2006 in connection with the merger of Calibre Energy, Inc. and Calibre Acquisition Co.

Prentis B. Tomlinson, Jr., President, Chairman and Director. Mr. Tomlinson has over 30 years of experience in the energy industry, and is a second-generation oil and gas man who traces his roots back to Tomlinson Geophysical Service, founded in 1937 by P. B. Tomlinson, Sr. Mr. Tomlinson has founded a number of companies in the energy sector, including exploration and production companies, crude trading company and another oilfield service company, TGS Geophysical, Inc., which merged with Nopec in 1997 to form TGS Nopec (OSE: TGS). Since 2001 Mr. Tomlinson has been a private investor. In 2004 Mr. Tomlinson helped to found, and remains a significant shareholder in, a drilling technology company based in Houston, Texas, Particle Drilling Technologies, Inc. (www.particledrilling.com) (Nasdaq: PDRT). Mr. Tomlinson received a B.S. and M.S. in Geology from Louisiana Polytechnic Institute, a MTS and MA in Religious Studies from Harvard University, and he is currently a candidate for a PhD in the Graduate School of Arts & Sciences from Harvard University.

Edward L. Moses, Jr., Vice President of Operations and Director. Mr. Moses has over 40 years experience in the oil and gas industry beginning as a roustabout and roughneck for drilling contractors while studying for his B.S. in Petroleum Engineering at Texas A&M University. He is currently Managing Director of Horizon Offshore (Nasdaq: HOFF). After receiving his engineering degree in 1958, Mr. Moses joined The Superior Oil Company where he was Manager of Domestic and International Drilling Operations. He left Superior Oil in 1976 to work as an independent consultant where he and his partners provided consulting and turnkey drilling services throughout the Gulf Coast, South Texas, and North Sea areas as well as India and Central America. Mr. Moses joined Deep Tech companies in 1989 as Vice President, Engineering. Before leaving Deep Tech in 1998, he served as Senior Vice President of North Atlantic Pipeline Partners, L.P.; Senior Vice President of Tatham Offshore Canada, Limited; Managing Director of Deepwater Production Systems, Inc.; and Executive Vice President of RIGCO North American, L.L.C. From 1998 until 2000, Mr. Moses was the Chairman and Chief Executive Officer of Prime Natural Resources, Inc. a Houston based exploration and production company. Since 2000 Mr. Moses has been a private investor. Mr. Moses has a B.S. in Petroleum Engineering from Texas A&M University. He is a Professional Engineer in Texas and Louisiana, member of Society of Petroleum Engineers, Texas Society of Professional Engineers, and a Director of Spindletop.

O. Oliver Pennington, Chief Financial Officer. Mr. Pennington has over 11 years of experience in the financial industry and can trace his roots in the oil and gas business through his grandfather, Arthur Buzzini, back to the mid-1930s. From July 2005 until December of 2005 Mr. Pennington was a private investor. From January 2003 until June 2005, Mr. Pennington was employed as a partner and senior member of the investment team of Sthenos Capital Limited, a hedge fund based in London, and from August 1996 until September of 2002 as the Head of International Trading, analyst and member of the international investment team at Kingdon Capital Management Corp., a hedge fund based in New York. Mr. Pennington started his career as a trader for AIM Management, an asset management company based in Houston. Mr. Pennington received a B.A. in History and German from Vanderbilt University in 1994 and is currently a candidate for Level II of the CFA.

Peter F. Frey, Controller. Mr. Frey has over 39 years of experience in accounting, banking and finance. After serving in the U.S. Air Force, Mr. Frey, began his financial career at Buffalo Savings Bank, later known as Goldome FSB where he was Assistant Vice President for Budgeting and Planning for the $16 billion bank. Since retiring from Goldome FSB, Mr. Frey has worked for various financial and banking institutions including FDIC - Resolution Trust Corporation, which assisted with the Savings and Loan Association crisis of the early 90’s. From there he joined ESL Federal Credit Union as Controller, which was successfully separated from the Eastman Kodak Company and was launched as an independently managed financial institution. From March 1997 until December 2001 Mr. Frey was employed as the Director of Accounting Operations by Superior Bank FSB, managing the accounting operations for the bank and a coast-to-coast lending operation. From December 2001 to August 2003 Mr. Frey was the Director of Accounting Operations at the Nasdaq Stock Market where he developed and implemented the accounting operations and payroll functions for the impending separation from the parent company, NASD. From August 2003 until January 2004 Mr. Frey worked as a private consultant. From January 2004 to December 2005 Mr. Frey was employed by Rose Financial Services, LLC as project manager. Mr. Frey joined Calibre Energy in December 2005.

W. Richard Anderson, Director. Mr. Anderson worked with Hein & Associates LLP, a Houston based certified public accounting firm, from 1984 to 1998, where he served as a partner from 1989 to January 1995 and as a managing partner of the firm from January 1995 to October 1998. In 1999, Mr. Anderson left Hein & Associates to work at Prime Natural Resources, Inc. as its Chief Financial Officer. Since 2000 he has served as President and Chief Executive Officer of Prime Natural Resources. Prime Natural Resources is a closely held exploration and production company that is the largest portfolio company owned by New York-based Elliott Group (Elliott Associates, L.P. and Elliott International, L.P.) (www.elliottmgmt.com). Additionally, Mr. Anderson became a Director in 1999 of Boots & Coots International Well Control and chairs the audit committee to the board as well as serves as a member of the Compensation Committee.

Effective January 27, 2006, Mr. Luke Frazier, previously our sole director and officer, resigned as an officer and a director of Calibre.

EXECUTIVE COMPENSATION

Employment Agreements

During the fiscal years ended December 31, 2003, 2004 and 2005, neither Luke Frazier, our sole director and officer prior to our acquisition of Calibre Energy in January 2006, nor the officers and directors of Calibre Energy who became our officers and directors upon completion of our acquisition of Calibre Energy, received any compensation from us. Set forth below is a summary of the material terms of the compensation and employment agreements made between Calibre Energy and its executive officers which we assumed in connection with our acquisition of Calibre Energy.

Prentis B. Tomlinson, Jr. Mr. Tomlinson entered into an employment agreement effective October 1, 2005. The agreement has a three year term and provides that Mr. Tomlinson will serve as President. Mr. Tomlinson receives an annual base salary of $180,000, which may be further increased at our discretion. Not withstanding the above, the base salary of Mr. Tomlinson shall be increased to $360,000 on the third anniversary date from the effective date of the agreement. Mr. Tomlinson has also received the following stock options pursuant to the agreement: non-statutory options to purchase 4,000,000 shares of our common stock at a price of $.05 per share, which options are fully vested and shall survive Mr. Tomlinson termination date. Mr. Tomlinson is entitled to participate in any employee benefit plans that are made available to our employees.

During the term of the agreement, we may terminate Mr. Tomlinson’s employment at any time by giving three months written notice. Additionally, we may terminate Mr. Tomlinson’s employment for cause upon written notice. Mr. Tomlinson may terminate his employment for “Good Reason” when there is a decrease in the Executive’s base salary, or a materially adverse diminution of the overall level of responsibilities of the Executive, or a material breach by the Company of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or Compensation Committee of the Board in its discretion determines shall constitute “Good Reason.”

In the event of a “Change of Control” (as defined below), if Mr. Tomlinson is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Tomlinson will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Tomlinson’s then current Base Salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medial and dental coverage for three years from the termination date at no cost to Mr. Tomlinson.

For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

The employment agreement with Mr. Tomlinson also contains customary nondisclosure and proprietary rights provisions. In addition, for the period from October 1, 2005 until two years after termination of the agreement, Mr. Tomlinson is subject to a non-solicitation agreement with respect to, among others, customers, suppliers and employees of the company.

Edward L. Moses. Mr. Moses entered into an employment agreement effective October 1, 2005. The agreement has a three year term and provides that Mr. Moses will serve as Vice President of Operations. Mr. Moses receives an annual base salary of $120,000, which may be increased at our discretion. Mr. Moses has also received the following stock options pursuant to the agreement: non-statutory options to purchase 750,000 shares of our common stock at a price of $.05 per share, which options are fully vested. Mr. Moses is entitled to participate in our employee benefit plans are made available to our employees.

During the term of the agreement, we may terminate Mr. Moses’ employment at any time by giving three months written notice. Additionally, we may terminate Mr. Moses’ employment for cause upon written notice by the company. Mr. Moses may terminate his employment for “Good Reason” when there is a decrease in his base salary, or a materially adverse diminution of the overall level of his responsibilities, or a material breach by us of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or the Compensation Committee of the Board in its discretion determines shall constitute “Good Reason.”

In the event of a “Change of Control” (as defined below), if Mr. Moses is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Moses will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Moses’ then current base salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medical and dental coverage for three years from the termination date at no cost to Mr. Moses.

For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

The employment agreement with Mr. Moses also contains customary nondisclosure and proprietary rights provisions. In addition, for the period from October 1, 2005 until two years after termination of the agreement, Mr. Moses is subject to a non-solicitation agreement with respect to, among others, our customers, suppliers and employees.

O. Oliver Pennington..  Mr. Pennington entered into an employment agreement effective December 28, 2005. The agreement has a three year term and provides that Mr. Pennington will serve as Chief Financial Officer. Mr. Pennington receives an annual base salary of $200,000, which may be increased at our discretion. Mr. Pennington has also received the following stock options pursuant to the agreement: non-statutory options to purchase 500,000 shares of our common stock at a price of $.24 per share, which options are fully vested. Mr. Pennington is entitled to participate in our employee benefit plans are made available to our employees.

During the term of the agreement, we may terminate Mr. Pennington’s employment at any time by giving three months written notice.  Additionally, we may terminate Mr. Pennington’s employment for cause upon written notice by the company.  Mr. Pennington may terminate his employment for “Good Reason” when there is a decrease in his base salary, or a materially adverse diminution of the overall level of his responsibilities, or a material breach by us of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or the Compensation Committee of the Board in its discretion determines shall constitute “Good Reason.”

In the event of a “Change of Control” (as defined below), if Mr. Pennington is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Pennington will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Pennington’s then current base salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medical and dental coverage for three years from the termination date at no cost to Mr. Pennington.

For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

The employment agreement with Mr. Pennington also contains customary nondisclosure and proprietary rights provisions.

Peter F. Frey. Mr. Frey entered into an employment agreement effective December 21, 2005. The agreement has a three-year term and provides that Mr. Frey will serve as Comptroller. Mr. Frey receives an annual base salary of $100,000, which may be increased at our discretion. Mr. Frey also received the following stock option pursuant to the agreement: non-qualified options to purchase 100,000 shares of our common stock at a price of $.24 per share. Such options are fully vested, and (2) incentive stock options to purchase 100,000 shares of our common stock at a price of $.24 pursuant to our qualified stock option plan that shall vest over a four year period. Mr. Frey is entitled to participate in other employee benefit plans that we may adopt.

During the term of the agreement, we may terminate Mr. Frey’s employment at any time by giving three months written notice. Additionally, we may terminate Mr. Frey’s employment for cause upon written notice by the company. Mr. Frey may terminate his employment for “Good Reason” when there is a decrease in his base salary, or a materially adverse diminution of the overall level of his responsibilities, or a material breach by us of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or the Compensation Committee of the Board in its discretion determines shall constitute “Good Reason.”

In the event of a “Change of Control” (as defined below), if Mr. Frey is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Frey will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times Mr. Frey’s then current base salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medial and dental coverage for three years from the termination date at no cost to Mr. Frey.

For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors; the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

2005 Stock Incentive Plan

In connection with our acquisition of Calibre Energy, we assumed the 2005 Stock Incentive Plan that had previously been adopted by the Board of Directors and shareholders of Calibre Energy, Inc. The plan permits grants of options or restricted stock to employees, board members, officers or consultants. The plan is administered by our Board of Directors. The Board has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee administering the plan also has the power to interpret the plan and to create or amend its rules.

Reservation of Shares. Grants of stock options and restricted stock may be made pursuant to the plan. The number of shares of common stock issued under the plan may not exceed 9,000,000 shares. Shares shall be deemed to have been issued under the plan only to the extent actually issued and delivered pursuant to an award. To the extent that an award lapses or the rights of its holder terminate, any shares of common stock subject to the award will again be available for the grant of an award under the plan. The maximum number of shares that may be issued under the plan, as well as the number and price of shares of common stock or other consideration subject to an award under the plan, will be appropriately adjusted by the committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

Stock Options. The plan provides for granting (1) "incentive" stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) stock options that do not constitute incentive stock options ("non-statutory" stock options). The exercise price for an option granted under the plan is determined by the committee but will be no less than the fair market value of our common stock on the date the option is granted. The option price upon exercise shall be paid in the manner prescribed by the committee. Additionally, stock appreciation rights may be granted in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, common stock, or a combination thereof, in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the option exercise price. The options granted under the plan are not assignable or transferable, except on the death of a participant, pursuant to a qualified domestic relations order or unless the committee gives its approval. In the event that incentive stock option grants are made under the plan, such options will be subject to more stringent restrictions on transfer.

Restricted Stock. The plan permits the committee to grant restricted stock awards. Shares of common stock will be issued or delivered to the employee, consultant or director at the time the award is made without any payment to us (other than for any payment amount determined by the committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to us as may be determined in the discretion of the committee. The committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (1) the attainment of one or more performance measures established by the committee, (2) the holder's continued employment or continued service as a consultant or director for a specified period, (3) the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion or (4) a combination of any of these factors. Upon the issuance of shares of common stock pursuant to a restricted stock award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all the rights of our stockholders with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. The committee may, in its discretion, fully vest any outstanding restricted stock award as of a date determined by the committee.

Change of Control. The plan provides that, upon a Corporate Change (as hereinafter defined), the committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of common stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the committee). The plan provides that a Corporate Change occurs if (1) we are not be the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity), (2) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets to any other person or entity, (3) we are to be dissolved and liquidated, (4) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of our voting stock (based upon voting power), or (5) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors. No changes were made to outstanding awards under the plan in connection with our acquisition of PDTI other than all options to purchase common stock became options to purchase an equivalent number of shares of our common stock at the same exercise price.

Term and Amendment. Our Board of Directors may terminate the plan at any time with respect to any shares of common stock for which awards have not been granted. Our Board of Directors has the right to alter or amend the plan at any time, provided that no change in the plan may be made that would impair the rights of a participant in the plan with respect to an award previously granted without the consent of the participant. In addition, our Board of Directors may not, without the consent of our stockholders, amend the plan to (1) increase the maximum aggregate number of shares that may be issued under the plan or (2) change the class of individuals eligible to receive awards under the plan.

Outstanding Awards. As of January 27, 2006, the outstanding options to purchase common stock under the plan consisted of options to purchase 6,425,000 shares of common stock in the aggregate at $0.05 to $0.24 per share. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. As of January 27, 2006, we had not issued any restricted stock or stock appreciate rights under the plan.

Certain Relationships and Related Transactions.

Our President and Chairman, Mr. Prentis B. Tomlinson, Jr., owns approximately 20.0% of Kerogen Resources, Inc., a privately held oil and gas exploration company, and serves as its Chairman of the Board. We have entered into five agreements with Kerogen Resources.

First, we are parties to a letter agreement with Kerogen Resources pursuant to which we are participating in the Reichmann project as described above under “Our Business - Our Projects.” Pursuant to such agreement we have paid Kerogen $3,179,660. Kerogen then paid such amount to Reichmann Petroleum Corporation

Second, we have entered into a Participation Agreement with Kerogen Resources for the exploration and development of prospects in the South Fort Worth Basin as described above under “Our Business - Our Projects.” Pursuant to this agreement we are obligated to pay Kerogen Resources $597,000 for its identification of prospects; we have paid Kerogen Resources $500,000 of such amount.

Third, we have entered into a Participation Agreement with Kerogen Resources for the exploration and development of prospects in the Williston Basin as described above under “Our Business - Our Projects.” Pursuant to this agreement we are obligated to pay Kerogen Resources $638,600 for its identification of prospects; we have paid Kerogen Resources $550,000 of such amount.

Fourth, we hold a promissory note issued by Kerogen Resources. The principal owed pursuant to the note is $300,000 and it bears interest at the rate of 6.25% per annum. The principal of this note and accrued interest thereon is due and payable in a single installment on the maturity date. The maturity date is the earlier of September 30, 2006 or the date on which Kerogen Resources receives gross proceeds of at least $6,000,000 from a sale of equity, in one or more transactions. We acquired the note from Mr. Tomlinson in October 2005 in exchange for a payment of $300,000.

We believe all of the transactions with related parties have been on terms no less favorable to us than those terms which may have been obtained from unrelated third parties.

DESCRIPTION OF SECURITIES

Pursuant to our certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of January 27, 2006, we had 50,525,000 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

Our common stockholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common stockholders. Our common stockholders do not have cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares under Nevada law, and the common stock is not subject to conversion or redemption. Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of any outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock.

Preferred Stock

Our certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our stockholders. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include voting powers, designations, preferences, dividend rights, dividend rates, terms of redemption, redemption process, conversion rights and any other terms permitted to be established by our certificate of incorporation and by applicable law.

Warrants and Options

In connection with our acquisition of Calibre Energy, we assumed certain warrants to purchase 10,400,000 shares of common stock that had previously been issued by Calibre Energy and all options to purchase common stock that were outstanding under Calibre Energy’s 2005 Stock Incentive Plan.

The warrants to purchase common stock that we assumed in connection with the acquisition of Calibre Energy are all exercisable for two years from the date of issuance, October 31, 2005, and may be exercised on a net cashless basis. The warrants have an exercise price of $0.75 per share.

The options we assumed in connection with our acquisition of Calibre Energy were all issued under Calibre Energy’s 2005 Stock Incentive Plan, which we also assumed in connection with our acquisition of Calibre Energy. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The options to purchase common stock that we assumed consist of options to purchase 6,425,000 shares of common stock at prices ranging from $0.05 per share to $0.24 per share.

Registration Rights

In connection with our acquisition of Calibre Energy, we assumed Calibre Energy’s obligation to register the re-sale of the shares issued in the merger to the Calibre Energy stockholders. Pursuant to these registration rights, we are obligated to use commercially reasonable efforts to file within 120 days of the completion of the merger a registration statement to register the resale from time to time of the shares of common stock issued in connection with the merger and those shares issuable upon exercise of the Calibre Energy warrants we assumed in the merger.

Alternatively, if we do not have in place an effective registration statement pursuant to the preceding paragraph and we intend to file a registration statement to register shares of our common stock (other than a registration on Form S-8 relating solely to employee, director or consulting stock option or purchase plans or other equity compensation plans or a registration on Form S-4 relating solely to a transaction under Rule 145 promulgated under the Securities Act), we shall be required to offer to include in such registration statement the shares of common stock issued in the merger and those issuable upon exercise of the Calibre Energy warrants upon the request of the holders of such shares. If the registration of which we give notice is for a registered public offering involving an underwriting, we shall so advise the holders of the shares subject to registration. Any shares of common stock that are included in an underwritten offering by us may be subject to limitation by the underwriters in such offering if marketing factors require such limitations.

Any sales to be made by a holder of shares pursuant to an effective registration statement, as described above, are subject to certain blackout rights that may be exercised by us pursuant to which we may prevent any holder from selling under the registration statement for up to 90 days in any six-month period.

We have agreed to pay all costs and expenses associated with the registration of the shares of common stock issued in the merger or issuable upon exercise of the Calibre Energy warrants other than legal fees for more than one legal counsel for the selling holders and underwriters’ fees, discounts or commissions relating to the sale of the registered securities. The registration rights agreement also contains customary indemnification provisions between us and the holders of the registered securities.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Blank Check Preferred Stock. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

PRICE RANGE OF COMMON STOCK

As of January 27, 2006 after consummation of the merger, there were 50,525,000 shares of our common stock outstanding, held by approximately 120 holders, including shares held in street name. Our common stock is quoted on the OTC Bulletin Board under the symbol “HDMS.OB.” The following table sets forth, for the periods indicated, the high and low bids for our common stock; the bids reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The last reported bid for our common stock on the OTC Bulletin Board on January 24, 2006 was $2.25 per share.

	High	Low
Fiscal Year Ended December 31, 2004
First Quarter	$0	$0
Second Quarter	0	0
Third Quarter	0	0
Fourth Quarter	0	0

Fiscal Year Ended December 31, 2005
First Quarter	0	0
Second Quarter	0	0
Third Quarter	0	0
Fourth Quarter	1.85	1.60

The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Like the stock prices of other small exploration and production companies, the market price of our common stock may in the future be, subject to significant volatility. Factors such as reports on the results of leasing or drilling operations, changes in the price of oil and gas or drilling costs, changes in estimates of our performance by securities analysts, failure to meet securities analysts' expectations, may have a significant effect on the market price of the common stock. In addition, the price of our stock could be affected by stock price volatility in the exploration and production industry or the capital markets in general without regard to our operating performance.

Dividend Policy

We currently intend to retain future earnings to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends within the foreseeable future. Any future payment of dividends will be determined by our Board of Directors and will depend on our consolidated financial condition and results of operations and other factors deemed relevant by our Board of Directors.

Legal Proceedings

Neither we nor any of our property are currently a party to any pending legal proceedings.

Recent Sales of Unregistered Securities

In connection with the closing of our acquisition of Calibre Energy, Inc., a Delaware corporation ("Calibre Energy"), on January 27, 2006, we issued 47,000,000 shares of our voting common stock, par value $0.001 per share ("Common Stock"), to the former holders of common stock of Calibre Energy and reserved for issuance: (1) 10,400,000 shares of Common Stock pursuant to outstanding warrants to purchase common stock of Calibre Energy that were assumed by us, and (2) 6,425,000 shares of Common Stock pursuant to outstanding options to purchase common stock of Calibre Energy pursuant to Calibre Energy's 2005 Stock Incentive Plan that were assumed by the Company. No underwriters were involved in the acquisition described herein. The securities were issued to Calibre Energy’s stockholders in the United States in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The U.S. purchasers of shares of our stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The securities were issued to Canadian holders of Calibre Energy, Inc. securities pursuant to an exemption in subsection 2.11(a) of National Instrument 45-106.

All the purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of these securities were made without general solicitation or advertising.

Indemnification of Directors and Officers

Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Articles of Incorporation and By-laws provide that we may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Additionally, under their employment agreements with Calibre Energy (which agreements were assumed by us in connection with the acquisition of Calibre Energy), Messrs. Tomlinson, Moses and Frey are entitled to indemnification in their capacity as officers of the company to the fullest extent permitted by the NGCL

Item 5.01.     Changes in Control of Registrant.

The information set forth above under “Item 2.01 Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth above under “Item 2.01 Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the acquisition the Company amended its Articles of Incorporation to change its name to Calibre Energy, Inc. and to increase the number of authorized shares as described in “Item 2.01 Completion of Acquisition or Disposition of Assets” which is incorporated herein by reference. A copy of the Company’s Restated and Amended Articles of Incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(a)       Financial statements of business acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Calibre Energy, Inc.
Washington, DC 20006

We have audited the accompanying consolidated balance sheet of Calibre Energy, Inc. as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period August 17, 2005 (inception) to December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Calibre Energy, Inc. as of December 31, 2005 and the results of operations and cash flows for the period from August 17, 2005 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Calibre Energy, Inc. will continue as a going concern. As discussed in Note 3 to the financial statements, Calibre Energy, Inc. was formed on August 17, 2005 and has generated operating losses since inception, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, P.C.

Houston, Texas

May 2, 2006

Calibre Energy, Inc.
Balance Sheet
December 31, 2005

Assets

Current Assets
Cash	$2,105,749
Accounts receivable	33,960
Note receivable - related party	300,000
Other current assets	104,100
Total current assets	2,543,809

Noncurrent Assets
Oil and gas properties, using full cost method	5,308,881
Properties subject to amortization	830,646
Properties not subject to amortization	4,478,235
Furniture and office equipment	121,778
Less: Accumulated depreciation, depletion, amortization and impairment	(35,599)
Net property, furniture and office equipment	5,395,060

Total assets	$7,938,869

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable - trade	946,852
Accounts payable - employees	98,630
Accrued expenses	20,482
Total liabilities	1,065,964

Shareholders’ Equity
Preferred stock; $.001 par value; 10,000,000 authorized; none issued	-
Common stock; $.001 par value; 70,000,000 authorized; 47,000,000 issued and outstanding	47,000
Additional paid-in capital	8,727,556
Accumulated deficit	(1,901,651)
Total shareholders’ equity	6,872,905

Total liabilities and shareholders’ equity	$7,938,869

See accompanying notes to financial statements.

Calibre Energy, Inc.
Statement of Operations
For the Period from Inception (August 17, 2005) to December 31, 2005

Oil and Gas Revenue	$20,778

Operating expenses
Lease operating expense	14,684
Depletion expense	35,599
Compensation expense(including salaries, benefits and a non-cash option expense)	1,620,017
General and administrative (excluding compensation expense)	273,585,
Total operating expense	1,943,885

Loss from operations	1,923,107

Interest income	21,502
Interest expense	(46)
21,456

Net loss	$1,901,651

Earnings per share:
Basic and diluted	$(0.05)

See accompanying notes to financial statements.

Calibre Energy, Inc.
Statement of Shareholders’ Equity
For the Period from Inception (August 17, 2005) to December 31, 2005

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, August 17, 2005 (inception)	—	$—	$—	$—	$—
Initial capital from founding shareholdersInit	27,000,000	27,000			27,000
Issuance of common stock and warrants	20,000,000	20,000	7,223,056		7,243,056
Stock options granted to employees for services			1,504,500		1,504,500
Net loss				(1,901,651)	(1,901,651)
Balance, December 31, 2005	47,000,000	$47,000	$8,727,556	$(1,901,651)	$6,872,905

See accompanying notes to financial statements.

Calibre Energy, Inc.
Statement of Cash Flows
For the Period from Inception (August 17, 2005) to December 31, 2005

Cash Flows from Operating Activities:
Net loss	$(1,901,651)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock options granted for services	1,504,500
Depletion expense	35,599
Changes in working capital components:
(Increase) in accounts receivable	(33,960)
(Increase) in other current assets	(104,100)
Increase in accounts payable	1,045,482
Increase in accrued expense	20,482
Net cash provided by operating activities	566,352

Cash Flows from Investing Activities:
Additions to oil and gas properties	(5,308,881)
Additions to furniture, office equipment and leasehold improvements	(121,778)
Disbursements on note receivable	(300,000)
Net cash (used in) investing activities	(5,730,659)

Cash Flows from Financing Activities:
Proceeds from sale of common stock	7,270,056
Net cash provided by financing activities	7,270,056

Net increase in cash	$2,105,749

Cash:
Beginning of period	—
End of period	$2,105,749

Supplemental information:
Income taxes paid	—
Interest paid	46

See accompanying notes to financial statements.

CALIBRE ENERGY, INC.

Notes to Financial Statements

Note 1.             Organization and Business Operations

Calibre Energy, Inc. (the “Company” or “Calibre”) is an exploration and production company focused on the acquisition, exploitation and development of high quality, long-lived producing and non-producing fractured gas and oil shale properties in selected producing basins in North America. Headquartered in Washington, DC and Houston, Texas, Calibre is a Delaware corporation that was formed on August 17, 2005.

Calibre completed a reverse merger into a public company, Hardwood Doors and Milling Specialties, Inc. (“Hardwood”), on January 27, 2006, in which Calibre obtained a controlling interest. See Note 11 for details.

Calibre’s goal is to expand and develop our exploration and production business and its reserves by initially emphasizing the identification and development of shale gas opportunities in the Barnett Shale and the Fayetteville Shale. Calibre has identified that both the Mississippian developments of the Barnett Shale in the Ft. Worth Basin and the Fayetteville Shale development in the Arkoma Basin provide the greatest near term economic value to it. Calibre is currently participating in three projects with Kerogen Resources, Inc.(a small, privately held, exploration and production company, located in Houston, Texas) the Reichmann Petroleum project, South Ft. Worth Basin project and Williston Basin project. As of December 31, 2005, Calibre held 774 net acres in the Reichmann Petroleum project and 1,956 net acres in the South Ft. Worth JV and has participated in 17 gross wells. Three wells are producing, nine have been drilled and completed but are waiting to be fraced, four are being drilled and one is building a location.

Calibre anticipates applying a business model to achieve substantial annual growth in production and reserves with a relatively low risk approach. These plans include deploying known techniques for use in identifying, predicting, and optimizing future production volumes and rates. Using multi-discipline teams with core competencies of petrophysics, reservoir and production engineering, geology and geophysics, the Calibre’s emphasis will be on the practical integrated application of these technologies to identify previously “hidden” potential. This model mitigates conventional exploration risk because Calibre will focus on: a) shales that are laterally extensive (pervasive); b) basins where the target zones have been previously penetrated and found to be productive; c) shales that have been successfully fraced (contained); d) cuttings utilized to validate source rock potential, porosity, and permeability; and e) projects that will be financially leveraged.

Note 2.             Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes to Financial Statements

Calibre’s financials are based on a number of significant estimates, including oil and gas reserve quantities which are the bases for the calculation of depreciation, depletion and impairment of oil and gas properties, and timing and costs associated with its retirement obligations.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and certificates of deposit which mature within three months of the date of purchase.

Concentration of Credit Risk

Financial instruments that potentially subject Calibre to concentration of credit risk consist of cash. At December 31, 2005, Calibre had $1,905,749 in cash in excess of federally insured limits. Calibre maintains cash accounts only at large high quality financial institutions and Calibre believes the credit risk associated with cash is remote.

Oil and Gas Properties

Calibre follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs and related asset retirement costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects in progress are not amortized until proved reserves associated with the projects can be determined and are periodically assessed for impairment. If the results of an assessment indicate that the properties are impaired, such impairment is added to the costs being amortized and is subject to the ceiling test.

Capitalized costs are subject to a “ceiling test,” which limits such costs to the aggregate of the “estimated present value,” discounted at a 10-percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to book and tax basis differences of the properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Oil and Gas Properties Not Subject to Amortization

Calibre is currently participating in oil and gas exploration and development activities. At December 31, 2005, a determination cannot be made about the extent of oil reserves that should be classified as proved reserves. Consequently, all the property, development and exploratory costs have been excluded in computing amortization. Calibre will begin to amortize these costs when these projects are evaluated, which is currently estimated to be 2006.

Notes to Financial Statements

Furniture and Office Equipment

Furniture and office equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of 5 years. During the period ended December 31, 2005, there was no depreciation expense as the assets were not in place and utilized until after the period end.

Employee Stock Plan

In December 2004, the FASB issued SFAS No.123R, “Accounting for Stock-Based Compensation” (“SFAS No. 123R”). SFAS No.123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No.123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No.123R, only certain pro forma disclosures of fair value were required. SFAS No.123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Calibre will adopt SFAS No. 123R as of January 1, 2006.

Calibre has a stock-based compensation plan, which is described more fully in Note 6. As permitted under generally accepted accounting principles, Calibre accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, stock-based employee compensation cost has been recognized, as all options granted under the plan had an exercise price less than the market value of the underlying common stock on the date of grant, see note 6 for more information. There would be minimal effect on the net loss had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123, Accounting for Stock-Based Compensation).

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established when necessary to reduce the deferred tax asset to the amount expected to be realized.

Revenue and Cost Recognition

Calibre uses the sales method of accounting for natural gas and oil revenues. Under this method, revenues are recognized based on the actual volumes of gas and oil sold to purchasers. The volume sold may differ from the volumes to which Calibre is entitled based on our interest in the properties. Costs associated with production are expensed in the period incurred.

Notes to Financial Statements

Note 3.             Going Concern

As shown in the accompanying financial statements, Calibre has incurred operating losses since inception and expects to continue to incur losses through 2006. As of December 31, 2005, Calibre has limited financial resources until such time that Calibre is able to generate positive cash flow from operations. These factors raise substantial doubt about our ability to continue as a going concern. Calibre’s ability to achieve and maintain profitability and positive cash flow is dependent upon Calibre’s ability to locate profitable properties, generate revenue from their planned business operations, and control exploration cost. Management plans to fund its future operation by obtaining additional financing and commencing commercial production. However, there is no assurance that we will be able to obtain additional financing from investors or private lenders and, if available, such financing may not be on commercial terms acceptable to Calibre or its shareholders.

Note 4.             Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2005:

Net operating loss		665,578

Less valuation allowance		(665,578)

Total	$	- -

The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheet as noncurrent assets. The deferred tax assets are net of a full valuation allowance of $665,578 based on the amount that management believes will ultimately be realized. Realization of deferred tax asset is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. Loss carryforwards for tax purposes will begin to expire in 2025.

The income tax provision differs from the amount of income determined by applying the U.S. Federal income tax rate to pretax income for the year ended December 31, 2005 primarily due to the valuation allowance.

Note 5.             Oil and Gas Properties Not Subject to Amortization

Calibre is currently participating in oil and gas exploration and development activities on onshore properties in the Fort Worth Basin, Williston Basin and Arkhoma Basin. At December 31, 2005, these activities are in the early stages of development and a determination cannot be made about the extent of oil and gas reserves that should be classified as proved reserves. Accordingly, the capital costs have been excluded from the computation of amortization of the full cost pool. Calibre will begin to amortize these costs as the projects are completed and reserve estimates are available. We estimate that many of the projects we are currently participating in will be evaluated and subject to amortization by the 2006 year end.
Costs excluded from amortization consist of the following at December 31, 2005:

Notes to Financial Statements

Year Incurred	Acquisition Costs	Exploration Costs	Development Costs	Capitalized Interest	Total
2005	$1,042,418	$1,083,130	$2,352,687	-	4,478,235

Note 6.             Shareholders’ Equity

Preferred Stock

Calibre is authorized to issue up to 10 million shares of $.001 par value preferred stock, the rights and preferences of which are to be determined by the Board of Directors at or prior to the time of issuance. As of December 31, 2005 none of the preferred stock is outstanding.

Common Stock

Calibre is authorized to issue 70,000,000 shares of common stock, par value of $.001 per share. The founding shareholders were granted and issued 27,000,000 shares of common stock at inception. In October 2005, Calibre completed a private offering of 20,000,000 shares of common stock at a price of $.40 per share realizing net proceeds after offering costs of $7.2 million. In conjunction with the common shares issued, Calibre issued warrants to purchase 10,000,000 shares of common stock at an exercise price of $.75 per share. The warrants expire in October 2007. These warrants are valued at $0.15 per share or $1,500,000. Calibre paid fees and expenses related to this offering of $756,944. Calibre also granted 2,000,000 warrants with an exercise price of $0.40 per share. The Warrants expire in October 2007. These warrants were also valued at $0.15 or $300,000.

Note 7.            Stock Option Plan

2005 Stock Incentive Plan. Calibre adopted the 2005 Stock Incentive Plan (the “Plan”) in October 2005. Under the Plan options may be granted to key employees and other persons who contribute to the success of Calibre. Calibre has reserved 9,000,000 shares of common stock for the plan. During the period ended December 31, 2005, we granted options pursuant to the plan, to purchase 5,150,000 shares of common stock at an exercise price of $.05 per share, 50,000 options to purchase shares of common stock at an exercise price of $.12 per share, and 1,250,000 options to purchase shares of common stock at an exercise price of $.24 per share. 5,800,000 options are fully vested and 650,000 options vest equally over a four year period. All of our outstanding options expire 10 years after the date of grant. The plan is designed to qualify under the Internal Revenue Code as an incentive stock option plan. Compensation expense recorded through December 31, 2005 for the options granted is $1,504,500.

December 31, 2005

Net loss, as reported	($1,901,651)
Add: Stock based intrinsic value included in report loss	($1,504,500)
Less: Total stock-based employee compensation expense determined under the fair value based method for all awards	($1,877,465)
Pro-forma net loss	($2,274,616)

Basic and diluted loss per share:
As reported	($0.05)
Pro forma	($0.06)

Notes to Financial Statements

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield $0, expected volatility of 57.99%, risk-free interest rate of 5.0%, and expected lives of 10 years.

Note 8.             Related Party Transactions

Prentis B. Tomlinson, Jr., has served as a Director and Chairman of the Board of Directors from its formation in July 2005. As of December 31, 2005, he owns a 17.9% interest in Kerogen Resources, Inc. (“KRI”.) Calibre has entered into four agreements with Kerogen Resources, Inc.

First, Calibre is a party to a letter agreement with Kerogen Resources pursuant to which Calibre is participating in the Reichmann Petroleum project. The project is a joint venture with Kerogen Resources, Crosby Minerals and Reichmann Petroleum Corporation to explore, acquire and develop properties located in the Barnett Shale in the Ft. Worth Basin of north Texas. Reichmann is the operator of the properties. In October 2005 Calibre acquired, through Kerogen Resources, a 12.5% working interest in 6,190 net acres of leasehold interests in Parker, Tarrant, Denton, and Johnson Counties, Texas. Subsequent to the initial acquisition, Calibre purchased a 25% working interest in 443 net acres of leasehold interests from Reichmann Petroleum in Johnson County, Texas. Kerogen Resources provides the technical guidance for the project and in exchange will receive 12.5% of our working interest in each well drilled. As of December 31, 2005, Calibre has paid Kerogen a total $3,473,418, of which $3,179,660 was for the 12.5% working interest in the initial 6,190 acres, prepayment of drilling costs on 12 wells and for the 25% working interest in the leasehold interest in Johnson County and $293,758 was for operating costs (ie, drilling and completion costs) of the JV since the original payment. Kerogen then paid such amounts to Reichmann Petroleum Corporation as reimbursement of leasehold costs, drilling and operating expenses. As of December 31, 2005, our net acreage position subject to the Reichmann agreement is 773.94 net acres. We have participated in 17 wells of which 2 are producing, 1 has been fraced but is waiting to be hooked up to a gas gathering line, 9 others have been drilled and completed but are waiting to be fraced, 4 are drilling and 1 is building location.

Second, Calibre has entered into a Participation Agreement with Kerogen Resources for the exploration and development of prospects in the South Fort Worth Basin as described above under “Our Business - Our Projects.” As of December 31, 2005, Pursuant to this agreement Calibre is obligated to pay Kerogen Resources $597,000 for its identification of prospects; Calibre has paid Kerogen Resources $500,000 of such amount. As of December 31, 2005, Calibre has 1,956.48 net leasehold acres pursuant to this agreement. All the leasehold acreage is currently undeveloped. The price paid for leases represented market prices for similar acreage in the area.

Third, Calibre has entered into a Participation Agreement with Kerogen Resources for the exploration and development of prospects in the Williston Basin as described above under “Our Business - Our Projects.” Pursuant to this agreement Calibre is obligated to pay Kerogen Resources $638,600 for its identification of prospects; as of December 31, 2005 Calibre has paid Kerogen Resources $550,000 of such amount. As of December 31, 2005, Calibre has not leased or developed of any properties pursuant to this agreement.

Notes to Financial Statements

Fourth, Calibre held a promissory note issued by Kerogen Resources. The principal owed pursuant to the note was $300,000 and it did bear interest at the rate of 6.25% per annum. The principal of this note and accrued interest thereon was due and payable in a single installment on the maturity date. The maturity date was the earlier of September 30, 2006 or the date on which Kerogen Resources received gross proceeds of at least $6,000,000 from a sale of equity, in one or more transactions. Calibre acquired the note from Mr. Tomlinson in October 2005 in exchange for a payment of $300,000. This note was entered into by Mr. Tomlinson, a founder of Calibre Energy, in anticipation of the formation of Calibre Energy. After the incorporation of Calibre Energy, the company entered into agreements with Kerogen for the purpose of identification, exploration and development of prospects in the Fort Worth Basin and Williston Basin. The Reichmann Petroleum Project and South Fort Worth Basin project are projects identified by these agreements.

Note 9.             Commitments and Contingencies

Calibre has entered into a three year operating lease agreement for office space in Washington, DC. The lease commenced on November 1, 2005 and will expire on October 31, 2008.

At December 31, 2005, future minimum lease payments under the operating lease are as follows:

2006	$100,927

2007	103,450

2008	79,033

2009	-

2010	-

Thereafter	-

Total	$283,410

Total rent expense was $32,557 for the period ended December 31, 2005. There were $17,700 of leasehold incentives which will be amortized over the life of the lease. As of December 31, 2005, we have drilling commitments of $3,183,898 in 2006 for drilling and completion of wells in progress.

NOTE 10.             Asset Retirement Obligations

In accordance with SFAS 143, “Accounting for Asset Retirement Obligations” Calibre records the fair value of a liability for asset retirement obligations (“ARO”) in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The present value of the estimated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset and is depreciated over the useful life of the asset. Calibre accrues an abandonment liability associated with its oil and gas wells when those assets are placed in service. The ARO is recorded at its estimated fair value and accretion is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is determined by using the expected future cash outflows discounted at Calibre’s risk-free interest rate. No market risk premium has been included in Calibre’s calculation of the ARO balance. Calibre’s net ARO liability at December 31, 2005 is expected to approximate the salvage value of the properties..

Notes to Financial Statements

NOTE11.             Subsequent Events

Reverse Merger

On January 27, 2006, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of January 17, 2006 by and among Hardwood Doors and Milling Specialties, Inc., a Nevada corporation (“Hardwood”), Calibre Acquisition Co., a Delaware corporation (“Merger Sub”), and Calibre Energy, Inc., a Delaware corporation (“Calibre Energy Delaware”), ( the “Merger Agreement”), Merger Sub was merged with and into Calibre Energy Delaware, and Calibre Energy Delaware became a wholly-owned subsidiary of Hardwood (the “Merger”). As a result of the Merger, Hardwood, which previously had no material operations, acquired the business of Calibre Energy Delaware. For accounting purposes, this reorganization was treated as a reverse merger, with Calibre Energy, Inc. being the accounting acquirer and the go-forward financial statements reflect Calibre’s history from its inception on August 17, 2005.

Each outstanding share of common stock of Calibre Energy Delaware was converted into one share of common stock of Hardwood. All outstanding options and warrants to purchase common stock of Calibre Energy Delaware were assumed by Calibre and converted into options and warrants to purchase an equal number of shares of common stock of Hardwood. The Merger resulted in a change of control of Hardwood, with the former security holders of Calibre Energy Delaware owning approximately 93.0% of Hardwood’s outstanding common stock, or approximately 93.7% assuming the exercise of all outstanding options and warrants, following the closing of the Merger.

In the Merger, Hardwood issued 47,000,000 shares of its common stock in exchange for 47,000,000 shares of common stock of Calibre Energy Delaware and reserved for issuance (1) 10,000,000 shares of common stock pursuant to outstanding warrants to purchase common stock of Calibre Energy Delaware that were assumed by Hardwood, and (2) 6,425,000 shares of common stock pursuant to outstanding options to purchase common stock of Calibre Energy Delaware pursuant to the Calibre Energy, Inc. 2005 Stock Incentive Plan that were assumed by Hardwood. In connection with the Merger, Calibre paid Hardwood $100,000 as a deposit pursuant to the Merger Agreement. A condition to the Merger was an agreement by the then principal stockholder of Hardwood to cancel, immediately prior to the Merger, 19,575,000 outstanding shares of common stock of Hardwood that had been issued to the principal shareholder. In consideration of such cancellation, Hardwood paid the principal shareholder $100,000, and Calibre recognized recapitalization expense of $100,000. The then principal shareholder of Hardwood also assumed the net liabilities of Hardwood. As a result of the Merger, Hardwood has 50,525,000 shares of common stock issued and outstanding and an additional 18,425,000 shares of common stock reserved for issuance as described above.

In connection with the consummation of the Merger, we changed our name to Calibre Energy, Inc.

PRO FORMA
FINANCIAL INFORMATION
Unaudited

IMPORTANT NOTICE:

The following unaudited Pro Forma financial information of Calibre Energy, Inc. (“Calibre”) and Hardwood Doors & Milling Specialities, Inc. (“Hardwood”) set forth a post merger snapshot of the combined balance sheet at December 31, 2005 as though the merger had occurred as of the balance sheet date. Hardwood had no significant operations; therefore, no pro forma statement of operations is presented. The Pro Forma transactions presented are required by the merger agreement or by accounting principles to be completed upon the completion of the reverse acquisition.

Pro Forma Balance Sheet
December 31, 2005
(unaudited)

	CEI	Hardwood		Adjustments			Pro Forma Combined
Assets				Debit		Credit

Current Assets
Cash	$2,105,749	$100,872			(5)	$100,872	$2,105,749
Accounts Receivable	33,960						33,960
Notes receivable	300,000	- -					300,000
Other current assets	104,100	- -			(4)	100,000	4,100
Total current assets	$2,543,809	100,872				200,872	2,443,809

Noncurrent Assets
Oil and gas properties, using full cost method	5,308,881						5,308,881
Furniture and office equipment	121,778	- -					121,778
Less accumulated depreciation, depletion, amortization and impairment	(35,599)	- -					(35,599)
Net property, furniture and office equipment	5,395,060	- -					5,395,060

Total assets	$7,938,869	$100,872				$200,872	$7,838,869

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable- trade	946,852						946,852
Accounts payable- employees	98,630						98,630
Stock payable		100,000	(5)	100,000			-
Accrued expenses	20,482	12,511	(5)	12,511			20,482
Note Payable - Stockholder	- -	10,000	(5)	10,000			-
Total liabilities	1,065,964	122,511		122,511			1,065,964

Shareholders’ Equity
Preferred stock	-	-					-
Common stock	47,000	23,100	(2)	19,575	(1)		50,525
Additional paid-in capital	8,727,556	124,900	(1)		(2)	19,575	8,702,392
			(3)	169,639
Accumulated deficit	(1,901,651)	(169,639)	(4)	100,000	(3)	169,639	(1,980,012)
					(5)	21,639
Total shareholders’ equity	6,872,905	(21,639)					6,772,905

Total liabilities and shareholders’ equity	$7,938,869	$100,872		$411,725		$210,853	$7,838,869

Notes

(1)	Merger agreement provides for the cancellation of 19,575,000 shares of Hardwood common stock.

(2)	As a result of reverse merger accounting, additional paid in capital of Hardwood is eliminated.

(3)	As a result of the reverse merger accounting, the Hardwood’s accumulated deficit is eliminated.

(4)	Represents the cost of the merger to Calibre of $100,000 reflected in recapitalization expense.

(5)	Represents the net liabilities assumed by the principal shareholder of Hardwood of $21,639 included in Hardwood’s balance sheet.

(c)       Exhibits

Exhibit No.	Description

2.1
Amended and Restated Agreement and Plan of Reorganization dated January 17, 2006 by and among Hardwood Doors and Milling Specialities, Inc., a Nevada corporation, Calibre Energy Acquisition Corp., a Delaware corporation, and Calibre Energy, Inc., a Delaware corporation, (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 27, 2006)

3.1	Amended and Restated Articles of Incorporation of Hardwood Doors and Milling Specialties, Inc.

3.3	Bylaws of Hardwood Doors and Milling Specialties, Inc.

10.1	Registration Rights Agreement dated October 31, 2005 by and among Calibre Energy, Inc. and the stockholders named therein.

10.2	Form of Common Stock Warrant dated October 31, 2005 issued by Calibre Energy, Inc. to the purchasers

10.3	Participation Agreement (Southern Fort Worth Basin) dated September 20, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc.

10.4	Letter Agreement re: Barnett Share Acquisition dated October 12, 2005 between Reichmann Petroleum and Calibre Energy, Inc.

10.5	Participation Agreement (Williston Basin) dated September 20, 2005 between Calibre Energy, Inc. and Kerogen Energy, Inc.

10.6	First Amendment to Participation Agreements dated October 31, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc., Triangle Petroleum USA, Inc. and Wynn Crosby Partners I, LP

10.7*	Calibre Energy, Inc. 2005 Stock Incentive Plan

10.8*	Form of Incentive Stock Option Agreement

10.9*	Form of Non-Statutory Stock Option Agreement

10.10*	Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Prentis B. Tomlinson, Jr.

10.11*	Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Moses.

10.12*	Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Peter F. Frey

10.13*	Employment Agreement dated December 28, 2005 between Calibre Energy, Inc. and Oliver Pennington

Exhibit No.	Description

23.1	Consent of Malone & Bailey, P.C.

*     Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIBRE ENERGY, INC.

Date:	August 24, 2006	By:	/s/ Prentis B. Tomlinson, Jr.
		Name:	Prentis B. Tomlinson, Jr., President

EXHIBIT INDEX

Exhibit No.	Description

2.1
Amended and Restated Agreement and Plan of Reorganization dated January 17, 2006 by and among Hardwood Doors and Milling Specialities, Inc., a Nevada corporation, Calibre Energy Acquisition Corp., a Delaware corporation, and Calibre Energy, Inc., a Delaware corporation, (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 27, 2006)

3.1	Amended and Restated Articles of Incorporation of Hardwood Doors and Milling Specialties, Inc.

3.3	Bylaws of Hardwood Doors and Milling Specialties, Inc.

10.1	Registration Rights Agreement dated October 31, 2005 by and among Calibre Energy, Inc. and the stockholders named therein.

10.2	Form of Common Stock Warrant dated October 31, 2005 issued by Calibre Energy, Inc. to the purchasers

10.3	Participation Agreement (Southern Fort Worth Basin) dated September 20, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc.

10.4	Letter Agreement re: Barnett Share Acquisition dated October 12, 2005 between Reichmann Petroleum and Calibre Energy, Inc.

10.5	Participation Agreement (Williston Basin) dated September 20, 2005 between Calibre Energy, Inc. and Kerogen Energy, Inc.

10.6	First Amendment to Participation Agreements dated October 31, 2005 among Calibre Energy, Inc., Kerogen Resources, Inc., Triangle Petroleum USA, Inc. and Wynn Crosby Partners I, LP

10.7*	Calibre Energy, Inc. 2005 Stock Incentive Plan

10.8*	Form of Incentive Stock Option Agreement

10.9*	Form of Non-Statutory Stock Option Agreement

10.10*	Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Prentis B. Tomlinson, Jr.

10.11*	Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Moses.

10.12*	Employment Agreement dated August 17, 2005 between Calibre Energy, Inc. and Peter F. Frey

10.13*	Employment Agreement dated December 28, 2005 between Calibre Energy, Inc. and Oliver Pennington

Exhibit No.	Description

23.1	Consent of Malone & Bailey, P.C.

*     Management contract or compensatory plan or arrangement.